EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

Dated:  March 20, 2008

DISCOVERY GROUP I, LLC

By	Michael R. Murphy*
Michael R. Murphy
Managing Member

Daniel J. Donoghue*
Daniel J. Donoghue

Michael R. Murphy*
Michael R. Murphy

*By:	/s/ Robert M. McLennan
Robert M. McLennan
Attorney-in-Fact for Daniel J. Donoghue
Attorney-in-Fact for Michael R. Murphy